Safe Harbor Financial Reports Third Quarter 2022 Financial Results

— Revenue increased 38.6% to $2.38 Million in Third Quarter on a YoY Basis—

— Loan Originations increased 424% For The First Nine Months to $18.9 Million, Compared to the full Year 2021 —

— Total accounts reach 683, up 22% compared to September 2021 —

ARVADA, Colo., November 14, 2022 – SHF Holdings, Inc., d/b/a/ Safe Harbor Financial (“Safe Harbor” or the “Company”) (NASDAQ: SHFS), a leader in facilitating financial services to the regulated cannabis industry, announced today its financial results for the third quarter ended September 30, 2022.

Founder and Chief Executive Officer, Sundie Seefried, commented, “2022 has been a transformative year for Safe Harbor, highlighted by our successful public listing on the Nasdaq in September. Throughout the year, Safe Harbor has continued to firmly establish itself as a leading provider of compliant financing and banking solutions to the regulated U.S. cannabis industry. We are strongly positioned to scale our proprietary financial services platform to support the evolving banking needs of cannabis related businesses and growth of the cannabis industry.”

“I am pleased to report, we have totaled nearly 700 accounts placed with us and increased our loan interest revenue by 1,400% in the third quarter of 2022 due to our ability to place a greater volume of high-quality credit. We remain focused on increasing our deposit base and expanding our loan services platform going forward. As of November 2, 2022, we have approximately $24.4 million of Safe Harbor originated loans in underwriting, which will continue to drive Safe Harbor’s financial growth. We remain steadfast in our mission to service the growing banking needs of the cannabis industry with our platform as we execute on our strategy.” concluded Ms. Seefried.

Third Quarter Financial and Operational Highlights

●	Safe Harbor completed its business combination transaction with Northern Lights Acquisition Corp and began trading on the Nasdaq Capital Markets on September 29, 2022.

●	Revenue increased 38.6% to $2.38 million for the three-months ended September 30, 2022, compared to $1.72 million for the third quarter of 2021. The increase was primarily attributable to the Company’s increase in investment income as a result of recent Federal Reserves interest rate increases and an increases in loan interest income.

●	Adjusted EBITDA was $1.28 million, compared to $947 thousand in the same period of 2021.

●	As of September 30, 2022, Safe Harbor had cash and marketable securities of $7.27 million.

Subsequent Events to the Quarter Ended September 30, 2022

●	Appointed James Dennedy, as Chief Financial Officer. Mr. Dennedy brings more than 25 years of investment and financial experience, and cannabis experience, to Safe Harbor, including senior leadership and director roles at both public and private companies.

●	Safe Harbor agreed to acquire Abaca, an industry leading cannabis fintech platform for $30 million in cash and common stock. Abaca brings more than 300 cannabis business related accounts and has facilitated more than $3.4 billion in gross transactions. Combining Safe Harbor’s wide range of financial services and Abaca’s industry-leading fintech and payment solutions will create comprehensive and streamlined banking solutions for cannabis operators.

Originations and Loan Activity

●	For the nine month period ended September 30, 2022, Safe Harbor originated loans totaling $18,886,500, compared to $3,600,000 for the full year in 2021 and $1,267,753 in 2020.

Financial Results

Three Months Ended September 30,	2022	2021	Change ($)	Change (%)
Deposit, activity, onboarding income	$1,369,559	$1,494,204	(124,645)	(8.34)%
Safe Harbor Program income	38,598	83,194	(44,596)	(53.60)%
Investment income	558,860	111,052	447,808	403.24%
Loan interest income	412,297	28,411	383,886	1351.19%
Total Revenue	$2,379,314	$1,716,861	662,453	38.59%

For the quarter ended September 30, 2022, total revenue increased 38.6% to $2.37 million, compared to $1.72 million in the same period last year. This increase was the result of increased investment income related to higher interest rates and increased loan interest income. For the third quarter of 2022, the Company sourced six new loans. For the nine months ended September 30, 2022, total revenue increased 11.4% to $5.90 million, compared to $5.30 million in the same period in 2021.

For the quarter ended September 30, 2022, net income was $1.06 million, compared to $946 thousand in the same three month period ended September 30, 2021. For the nine months ended, September 30, 2022, net income was $1.89 million as compared to $2.57 million for the same period in 2021. The decrease in net income for the nine month period ended September 30, 2022 was due to an increase in operating expenses, mainly an increase in compensation, professional services and general and administrative expenses due to the Company becoming a publicly traded entity.

EBITDA and Adjusted EBITDA

	Three Months Ended September 30,
	2022	2021
Net income	$1,056,235	946,063
Interest expense	36,002	-
Depreciation and amortization expense	1,625	399
Taxes	-	-
EBITDA	1,093,862	946,462
Other adjustments –
Loan loss provision	88,345	514
Loan origination fees and costs	102,364	-
Adjusted EBITDA	1,284,571	946,976

Safe Harbor disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that the Company calculates as net income before taxes and depreciation and amortization expense in the case of EBITDA and further adjusted to exclude non-cash, unusual and/or infrequent costs in the case of Adjusted EBITDA. Other adjustments include estimated future loan losses not yet realized including amounts indemnified to PCCU for loans funded by them.

Balance Sheet

As of Septmber 30, 2022, the Company had cash and cash equivalents of $7,273,012 as compared to $4,354,827 in same period ended September 30, 2021.

Earnings Conference Call

Chief Executive Officer Sundie Seefried and Chief Financial Officer, Jim Dennedy will host a conference call and webcast at 4:30pm Eastern / 1:30pm Pacific on November 14th to discuss the Company’s financial results and provide investors with key business highlights. For those interested in listening in to the conference call, please dial in and ask to join the Safe Harbor call.

Date: Monday November 14th, 2022

Time: 4:30pm Eastern / 1:30pm Pacific

Webcast: Safe Harbor Financial Webcast Link

Dial-In: +1 877-270-2148 (US Toll Free), +1 412-902-6510 (International)

The webcast will be available for three weeks following the conference call.

About Safe Harbor

Safe Harbor is one of the first service providers to offer compliance, monitoring and validation services to financial institutions while providing banking services to cannabis, hemp, CBD, and ancillary operators, making communities safer, driving growth in local economies, and fostering long-term partnerships. Safe Harbor, through its financial institution clients, implements high standards of accountability, transparency, monitoring, reporting and risk mitigation measures while meeting Bank Secrecy Act obligations in line with FinCEN guidance on cannabis-related businesses. Over the past seven years, Safe Harbor (including its predecessor) has assisted with the onboarding of over $14 billion in deposit transactions for customers with operations spanning 30 states with regulated cannabis markets. For more information, visit www.shfinancial.org.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements’’ within the meaning of federal securities laws. Forward-looking statements may include, but are not limited to, statements with respect to trends in the cannabis industry, including proposed changes in U.S and state laws, rules, regulations and guidance relating to Safe Harbor’s services; Safe Harbor’s growth prospects and Safe Harbor’s market size; Safe Harbor’s projected financial and operational performance, including relative to its competitors; new product and service offerings Safe Harbor may introduce in the future; the impact of recent volatility in the capital markets, which may adversely affect the price of the Company’s securities; the outcome of any legal proceedings that may be instituted against Safe Harbor following the closing of the business combination; other statements regarding Safe Harbor’s expectations, hopes, beliefs, intentions or strategies regarding the future; and the other risk factors discussed in Safe Harbor’s filings from time to time with the Securities and Exchange Commission. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject, are subject to risks and uncertainties. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the control of Safe Harbor), and other assumptions, that may cause the actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

Safe Harbor Investor Relations Contacts:

KCSA Strategic Communications

Phil Carlson / Erika Kay

safeharbor@kcsa.com

Safe Harbor Public Relations Contacts:

KCSA Strategic Communications

Joshua Greenwald / Danielle Dodson

safeharbor@kcsa.com

SHF Holdings, Inc.

COMBINED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$7,273,012	$5,495,905
Accounts receivable – trade	813,257	522,896
Contract assets	7,676	18,317
Prepaid expenses	941,478	6,021
Accrued interest receivable	25,422	7,556
Due from PIPE investors	4,090,000	-
Short-term loans receivable	71,168	52,833
Total Current Assets	13,222,013	6,103,528
Long-term loans receivable, net	1,350,246	1,410,727
Property and equipment, net	16,510	6,351
Other investment	500,000	-
Deferred tax asset	43,411,985	-
Forward purchase derivative assets	1,085,839	-
Forward purchase receivable	39,285,754	-
Security deposit	5,036	-
Total Assets	$98,877,383	$7,520,606

LIABILITIES AND PARENT-ENTITY NET INVESTMENT AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,263,746	$43,626
Accrued expenses	5,569,026	129,546
Contract liabilities	14,583	8,333
Due to seller - current portion	33,616,468	-
Total Current Liabilities	41,463,823	181,505
Warrant liability	737,057	-
Due to seller – long-term portion	23,333,333	-
Deferred loan origination fees	102,364	-
Deferred offering costs	2,166,250	-
Indemnity liability	377,005	-
Total Liabilities	68,179,832	181,505

Parent-Entity Net Investment and Stockholders’ Equity
Convertible preferred stock, $.0001 par value, 1,250,000 shares authorized, 20,450 shares issued and outstanding on September 30, 2022, and no shares issued and outstanding on December 31, 2021, respectively	2	-
Class A common stock, $.0001 par value, 125,000,000 shares authorized, 18,715,912 issued and outstanding on September 30, 2022, and no shares issued and outstanding on December 31, 2021, respectively	1,872	-
Additional paid in capital	30,451,696	-
Retained earnings	243,981	-
Parent-Entity Net Investment	-	7,339,101
Total Parent-Entity Net Investment and Stockholders’ Equity	30,697,551	7,339,101
Total Liabilities and Parent-Entity Net Investment and Stockholders’ Equity	$98,877,383	$7,520,606

SHF Holdings, Inc.

COMBINED STATEMENTS OF NET INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021

Revenue	$2,379,314	$1,716,861	$5,903,213	$5,297,457

Operating Expenses
Compensation and employee benefits	$865,595	$539,611	$2,383,117	$1,997,669
Professional services	195,464	29,288	534,494	91,558
Rent expense	30,759	24,710	82,087	48,576
Provision for loan losses	88,345	514	383,910	12,441
General and administrative expenses	373,695	176,675	856,205	578,676
Total operating expenses	$1,553,858	$770,798	$4,239,813	$2,728,920

Operating income	$825,456	$946,063	$1,663,400	$2,568,537
Other (income) expenses
Interest expense	36,002	-	36,002	-
Change in fair value of warrant liability	(868,472)	-	(868,472)	-
Change in fair value of forward purchase option derivative liability	601,691	-	601,691	-
Total other (income) expenses	$(230,779)	-	$(230,779)	-

Net income	$1,056,235	$946,063	$1,894,179	$2,568,537
Weighted average shares outstanding, basic	18,715,912	18,715,912	18,715,912	18,715,912
Basic net income per share	$0.06	$0.05	$0.10	$0.14
Weighted average shares outstanding, diluted	20,760,912	18,715,912	20,760,912	18,715,912
Diluted net income per share	$0.06	$0.05	$0.09	$0.14

SHF Holdings, Inc.

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,894,179	$2,568,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	3,576	1,264
Provision for loan loss	383,910	12,441
Change in fair value of warrant and forward purchase option derivative liabilities	(266,781)	-
Changes in operating assets and liabilities:
Accounts receivable	(290,361)	(415,425)
Contract assets	10,641	-
Prepaid expenses	(20,457)	(19,646)
Accrued interest receivable	(17,866)	(8,989)
Accounts payable	116,050	(70,770)
Accrued expenses	153,662	98,535
Contract liabilities	6,250	16,943
Net cash provided by operating activities	1,972,803	2,182,890

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of property and equipment	(13,735)	(344)
Issuance of new loans (net of payment received)	35,241	(415,657)
Funding of other investment	(500,000)	-
Security deposit	(5,036)	-
Net cash used in investing activities	(483,530)	(416,001)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Proceeds from reverse capitalization, net of transaction costs	287,834
Net change in parent funding, allocations, and distributions to parent	-	(413,425)
Net cash provided by (used in) financing activities	287,834	(413,425)

Net increase in cash and cash equivalents	1,777,107	1,353,464
Cash and cash equivalents - beginning of period	5,495,905	3,001,363
Cash and cash equivalents - end of period	$7,273,012	$4,354,827